Exhibit 10.2

Cambridge Display Technology Limited

181a Huntingdon Road

Cambridge CB3 0DJ

England

July 27, 1999

Hillman Capital Corporation

313 West 80th Street

New York, New York 10024

USA

Ladies and Gentlemen:

Cambridge Display Technology Limited (the “Company”) hereby agrees to retain you, Hillman Capital Corporation (“Hillman”), to provide consulting and advisory services to the Company commencing on the date hereof for a term ending on the date on which Hillman and its affiliates cease to own any shares of common stock of the Company. Such services may include such consulting and advisory services in the ordinary course of business as the Company may reasonably request.

If Hillman or any of its affiliates or designees (the “Hillman Group”) provides consulting or advisory services specifically requested by the Company out of the ordinary course of business to the Company or any of its affiliates on one or more occasions after the date hereof, then, in each such case, the Company and Hillman will negotiate in good faith to effect a mutually acceptable advisory fee. The Company will also reimburse Hillman promptly for the Hillman Group’s out-of-pocket costs and expenses incurred in connection with the investment by the Hillman Group in CDT Acquisition Corp. (“CDT Acquisition”) and the performance of Hillman’s duties hereunder, but excluding in any event, any fees, costs or expenses of any consultants to the Hillman Group. Any arrangements for the payment of such fees, costs or expenses of consultants will be handled under separate agreements between the Company and Hillman.

The Company will indemnify Hillman and its affiliates, and their respective officers, directors, employees, agents and control persons (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations thereunder) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of any such indemnitee’s counsel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising in connection with such indemnitee’s investment in CDT Acquisition or out of any services rendered by Hillman hereunder or any such indemnitee being a controlling person of the Company or any of its subsidiaries, provided, however, there shall be excluded from such indemnification any such claim, loss or expense that is based upon any action or failure to act by such indemnitee that is found in a final judicial determination to constitute gross negligence or intentional misconduct on such indemnitee’s part. The Company will advance costs and expenses, including attorney’s fees, incurred by any such indemnitee in defending any such claim in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such indemnitee to repay amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company pursuant to this Agreement.

The Company’s obligations set forth in this Agreement shall survive the termination of Hillman’s services pursuant to the first paragraph of this Agreement.

This agreement shall be governed by the laws of the State of New York.

If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

CAMBRIDGE DISPLAY TECHNOLOGY LIMITED

By:	/s/ Cambridge Display Technology Limited

Agreed and accepted as of

July 27, 1999.

HILLMAN CAPITAL CORPORATION

By:	/s/ Gerald Paul Hillman
Name:	Gerald Paul Hillman
Title:	Managing Director